Exhibit 10.23

Mr. Jean Brunol
880 Steel Drive
Valley City, Ohio 44280

November 1, 2016

Dear Jean,
This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which you provide certain services to Shiloh Industries, Inc., with offices located at 880 Steel Drive, Valley City, Ohio 44280, a Delaware Corporation, and its affiliates (collectively, the “Company”) in connection with your role as Chairman of the Strategic Planning and Technology Committee (the “Committee”) of the Board of Directors (the “Board”).

1.SERVICES.

1.1     The Company engages you, and you accept such engagement, as the Chairman of the Committee to carry out certain duties for the Company in addition to the services that you provide as the Chairman and member of the Committee, on the terms and conditions set forth in this Agreement. You shall provide to the Company consulting services related to the development, maintenance, protection and strategy of the Company’s technology and other intellectual property as requested from time to time by the Committee (the “Services”). You provide the Services to the Company under this Agreement as an independent contractor, and not as an employee of, or under any employment relationship with, the Company.

1.2    The Company shall provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.

2.TERM. The term of this Agreement shall commence on November 1, 2016 and shall continue for as long as you are a member of the Committee, unless earlier terminated in accordance with Section 5 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the parties.

3.FEES AND EXPENSES. As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee of $600 per day payable in cash within 30 days following each fiscal quarter for the days worked in such quarter (the “Fees”). You acknowledge and agree that (i) the value of Fees for any given fiscal year of the Term shall not exceed $9,999 without the approval of the Committee, (ii) the Company will withhold at least 30% from your Fees for U.S. tax purposes, (iii) you will receive an IRS Form 1099-MISC from the Company, and (iv) you shall be solely responsible for all Federal, state, and local taxes (with the advice and tax return assistance provided by the third party tax advisor).

4.INTELLECTUAL PROPERTY RIGHTS.

4.1    The Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

4.2    Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

4.3    You have an obligation under this Agreement to hold all Intellectual Property Rights and any other confidential information of the Company under strict confidence. You are not permitted to disclose any such information.

5.TERMINATION. You or the Company may terminate this Agreement without cause upon 30 days’ written notice to the other party to this Agreement.

6.MISCELLANEOUS.

6.1    This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

6.2    This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

6.3    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the State of Ohio in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

6.4    This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.
Very truly yours,
Shiloh Industries, Inc.

/s/ Kenton M. Bednarz
Name: Kenton M. Bednarz
Title: Vice President Legal and Government Affairs

ACCEPTED AND AGREED:
/s/ Jean M. Brunol
Jean M. Brunol